                                                                     EXHIBIT 5.1

                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

                                February 24, 1997


Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, California 90292

         Re:      Quarterdeck Corporation - Form S-3 Registration Statement

Ladies and Gentlemen:

         We have acted as special counsel to Quarterdeck Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,180,358 shares of the Company's common stock, $.001 par value (the "Shares"). The Shares are issuable upon conversion of $25,000,000 principal amount of the Company's 6% Convertible Senior Notes due March 31, 2001 (the "Notes") pursuant to a Note Agreement dated as of March 1, 1996, between the Company and the purchasers named therein.

         On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares to be issued upon conversion of the Notes, when issued in accordance with the terms of the Notes and the Note Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                          Very truly yours,



                                          GIBSON, DUNN & CRUTCHER LLP